Exhibit 23.01



                      Consent of Independent Auditors


                       INDEPENDENT AUDITORS' CONSENT
                       -----------------------------


The Board of Directors
Deltic Timber Corporation:



We consent to the use of our report dated February 28, 1997, related to the consolidated balance sheets of Deltic Timber Corporation and Consolidated Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report is included in the December 31, 1996, annual report on Form 10-K of Deltic Timber Corporation, incorporated by reference on Form S-8 of Deltic Timber Corporation filed on or about August 25, 1997.



/s/ KPMG Peat Marwick LLP
KPMG Peat Marwick LLP




Shreveport, Louisiana
August 25, 1997